EXHIBIT 99.1

Power Sports Factory Inc Modifies Andretti Agreement

Pennsauken, N.J., January 29, 2009—Power Sports Factory, Inc., (OTCBB:PSPF) announced today that it has reached an agreement with Andretti IV, LLC., to restructure its licensing arrangement for 2008.

On January 20, 2009, the Company entered into a modification of its licensing agreement with Andretti IV, LLC, for payments due for the year 2008.  As of December 31, 2008, PSF had a balance of $540,000 due to Andretti IV, LLC.  Under the restructuring agreement, PSF made a commitment to pay $250,000 by February 6, 2009, executed a note for $87,000 due March 30, 2009, and converted $58,000 into 1,000,000 shares of common stock.  Upon receipt of the payments, and payment in full of the note, Andretti IV, LLC, agreed to forgive the remaining balance due for 2008.   Further details of the agreement can be found in the Company’s Current Report on Form 8-K filed at www.sec.gov.

About Power Sports Factory, Inc.:

New Jersey based Power Sports Factory, Inc., (OTCBB:PSPF) imports, markets and distributes motorbikes principally under the “Andretti” and “Yamati” brands.  Additional information is available on the Power Sports Factory website at http://www.powersportsfactory.com and www.sec.gov Power Sports Factory is the only company with motorbikes endorsed by racing legend Mario Andretti. The Andretti line combines top performance, competitive pricing and cutting-edge European design from Benelli.  Benelli is the designer of some of the best motorcycles and motorbikes in the world. The Andretti/Benelli line is also known for its high-quality construction, superior styling and superb gas mileage making it the smart value choice for consumers.

Forward Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Factors that may cause actual results to differ materially from those expressed or implied by its forward-looking statements include, but are not limited to, Power Sports Factory's limited operating history and business development associated with being a growth stage company; its dependence on key personnel; its ability to execute its business strategy; the intense competition it faces; risk associated with disruptions of its international supply chain; its exposure to product liability claims resulting from the use of its products; general economic and capital market conditions; its ability to raise additional capital; as well as those risks described under the heading "Risk Factors" of Power Sports Factory's Form 10-KSB/A, filed with the Securities and Exchange Commission on August 18, 2008. Although Power Sports Factory, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Contact Information:
Power Sports Factory, Inc.
Shawn Landgraf, CEO
Tel: 856-488-9333
info@powersportsfactory.com